Exhibit 99.1

MacroGenics Provides Update on Corporate Progress and Second Quarter 2020 Financial Results

–Conference call scheduled for today at 4:30 p.m. ET.

ROCKVILLE, MD., July 30, 2020 (GLOBE NEWSWIRE) -- MacroGenics, Inc. (NASDAQ: MGNX), a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, today provided an update on its corporate progress and reported financial results for the quarter ended June 30, 2020.

“We are excited about the momentum we have built to date in 2020. We have presented promising initial clinical data at ASCO from the MGD013 and MGC018 programs. We have defined a potential registration path for flotetuzumab and we have received FDA clearance to initiate clinical testing of our novel antibody-drug conjugate targeting ADAM9 being co-developed with ImmunoGen. Furthermore, we were able to extend our cash runway into 2023,” said Scott Koenig, M.D., Ph.D., President and CEO of MacroGenics. “In the coming months, we anticipate presentation of clinical data from other investigational product candidates in our pipeline, including MGD019, a PD-1 × CTLA-4 DART® molecule, and retifanlimab, an anti-PD-1 antibody. Additionally, the PDUFA goal date for the margetuximab BLA is in December.”

Key Highlights from Investigational Product Candidates

•MGC018 (B7-H3 antibody-drug conjugate): At the American Society of Clinical Oncology (ASCO) Virtual Annual Meeting in May, data were presented from the ongoing Phase 1/2 dose escalation study of MGC018 that suggested manageable safety and preliminary activity in patients with metastatic castration-resistant prostate cancer (mCRPC). The Company expects to commence the enrollment of an expansion cohort of patients with mCRPC as part of the Phase 1/2 study in the third quarter of 2020.

•Flotetuzumab (bispecific CD123 × CD3 DART molecule): In May, MacroGenics announced that the trial of flotetuzumab designed to support registration in the U.S. will be a single arm study in up to 200 patients with AML whose disease is refractory to induction treatment (primary induction failure) or has relapsed after a remission of less than six months (early relapse). The trial will be conducted as an expansion of the ongoing Phase 1/2 study. The primary endpoint is a response rate comprised of complete remission (CR) and CR with partial hematological recovery (CRh). The Company plans to submit updated data for presentation at a scientific conference in the fourth quarter of 2020.

•Margetuximab (Fc-engineered, anti-HER2 mAb): The Food and Drug Administration (FDA) notified MacroGenics in May that it no longer plans to hold an Oncologic Drugs Advisory Committee (ODAC) meeting to discuss the Biologics License Application (BLA) for margetuximab in combination with chemotherapy as a treatment for patients with metastatic HER2-positive breast cancer. The Prescription Drug User Fee Act (PDUFA) target action date is December 18, 2020.

In July, The Lancet Oncology published results from a Phase 2 study of margetuximab and pembrolizumab in second-line patients with advanced HER2-positive gastric or gastroesophageal junction cancer. These data formed the basis for conducting the ongoing Phase 2/3 MAHOGANY study of margetuximab plus checkpoint blockade in front-line patients.

•MGD013 (bispecific PD-1 × LAG-3 DART molecule): At the ASCO Virtual Annual Meeting, results were presented from dose escalation and select expansion cohorts from the ongoing Phase 1 study of MGD013 in advanced solid tumors as well as the combination of MGD013 and margetuximab in a cohort of patients with advanced HER2-positive tumors. MacroGenics is expanding enrollment of the combination cohort.

•MGD019 (bispecific PD-1 × CTLA-4 DART molecule): Data from the Phase 1 dose escalation study of MGD019 are scheduled to be presented during an oral session at the European Society for Medical Oncology (ESMO) Virtual Congress 2020 to be held September 19-21.

•IMGC936 (ADAM9 antibody-drug conjugate): In July, MacroGenics received FDA clearance of the Investigational New Drug (IND) application for IMGC936 that is being advanced under a co-development agreement with ImmunoGen, Inc. ADAM9 is a cell surface protein over-expressed in several solid tumor types. ImmunoGen expects to initiate a Phase 1 dose escalation study in patients with select advanced solid tumors in the fourth quarter of 2020.

•Enoblituzumab (Fc-engineered, anti-B7-H3 mAb): MacroGenics expects to initiate a Phase 2 study of enoblituzumab in combination with retifanlimab as a chemo-free regimen in front-line patients with advanced head and neck cancer in the first quarter of 2021.

•Retifanlimab (anti-PD-1 mAb also known as MGA012 or INCMGA0012): Data from POD1UM-201, the ongoing study of retifanlimab monotherapy in patients with Merkel cell carcinoma, are scheduled to be presented during a poster session at the ESMO Virtual Congress 2020. In addition, data from POD1UM-202, the fully-enrolled, potentially registration-enabling monotherapy study in patients with squamous cell carcinoma of the anal canal, are expected to be presented at a medical congress in the second half of 2020. Retifanlimab was invented by MacroGenics and licensed to Incyte.

Corporate Highlights

•Stephen Eck, M.D., Ph.D. joined the senior leadership team at MacroGenics as Senior Vice President, Clinical Development and Chief Medical Officer.

Second Quarter 2020 Financial Results
•Cash Position: Cash, cash equivalents and marketable securities as of June 30, 2020, were $232.8 million, compared to $215.8 million as of December 31, 2019. During the quarter ended June 30, 2020, $96.5 million in net proceeds were received from the sale of 4,060,482 shares of the Company’s common stock pursuant to its at-the-market (ATM) offering. Subsequent to June 30, 2020, an additional $21.3 million net proceeds were received from the sale of 726,380 shares pursuant to the Company’s ATM offering and $12.0 million was received from Boehringer Ingelheim GmbH under a 2010 license and collaboration agreement.
•Revenue: Total revenue, consisting primarily of revenue from collaborative agreements, was $20.3 million for the quarter ended June 30, 2020, compared to $10.6 million for the quarter ended June 30, 2019. This increase was primarily due to $12.0 million recognized from the agreement with Boehringer Ingelheim.

•R&D Expenses: Research and development expenses were $57.4 million for the quarter ended June 30, 2020, compared to $51.4 million for the quarter ended June 30, 2019. This increase was primarily due to an increase in development and clinical trial costs for multiple programs.
•G&A Expenses: General and administrative expenses were $10.2 million for the quarter ended June 30, 2020, compared to $12.1 million for the quarter ended June 30, 2019. This decrease is primarily due to a decrease in consulting costs, with a smaller decrease in travel-related costs due to COVID-19.
•Net Loss: Net loss was $46.9 million for the quarter ended June 30, 2020, compared to net loss of $31.8 million for the quarter ended June 30, 2019.
•Shares Outstanding: Shares outstanding as of June 30, 2020 were 53,365,003.
•Cash Runway Guidance: MacroGenics anticipates that its cash, cash equivalents and marketable securities as of June 30, 2020, plus the additional proceeds referred to above which were subsequently received, combined with anticipated and potential collaboration payments, should enable it to fund its operations into 2023, assuming the Company's programs and collaborations advance as currently contemplated.

Conference Call Information

MacroGenics will host a conference call today at 4:30 p.m. ET to discuss financial results for the quarter ended June 30, 2020 and provide a corporate update. To participate in the conference call, please dial (877) 303-6253 (domestic) or (973) 409-9610 (international) ten minutes prior to the start of the call and provide the Conference ID: 3236629.

The listen-only webcast of the conference call can be accessed under "Events & Presentations" in the Investor Relations section of the Company's website at http://ir.macrogenics.com/events.cfm. A replay of the webcast will be available shortly after the conclusion of the call and archived on the Company's website for 30 days following the call.

MACROGENICS, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands)

	June 30, 2020	December 31, 2019
	(unaudited)
Cash, cash equivalents and marketable securities	$232,799	$215,756
Total assets	327,592	312,501
Deferred revenue	16,086	19,853
Total stockholders' equity	247,784	230,628

MACROGENICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Revenue from collaborative and other agreements	$15,636	$9,987	$28,603	$19,484
Revenue from government agreements	4,621	606	5,336	771
Total revenues	20,257	10,593	33,939	20,255
Costs and expenses:
Research and development	57,351	51,440	106,245	98,500
General and administrative	10,216	12,122	20,449	22,341
Total costs and expenses	67,567	63,562	126,694	120,841
Loss from operations	(47,310)	(52,969)	(92,755)	(100,586)
Other income	425	21,202	1,146	23,802
Net loss	(46,885)	(31,767)	(91,609)	(76,784)
Other comprehensive loss:
Unrealized gain (loss) on investments	(55)	34	1	37
Comprehensive loss	$(46,940)	$(31,733)	$(91,608)	$(76,747)

Basic and diluted net loss per common share	$(0.94)	$(0.65)	$(1.85)	$(1.63)
Basic and diluted weighted average common shares outstanding	50,018,462	48,845,234	49,515,562	47,234,889

About MacroGenics, Inc.

MacroGenics is a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer. The Company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms, which have applicability across broad therapeutic domains. The combination of MacroGenics' technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company's website at

www.macrogenics.com. MacroGenics, the MacroGenics logo, and DART are trademarks or registered trademarks of MacroGenics, Inc.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company's strategy, future operations, clinical development of the Company's therapeutic candidates, milestone or opt-in payments from the Company's collaborators, the Company's anticipated milestones and future expectations and plans and prospects for the Company and other statements containing the words "subject to", "believe", "anticipate", "plan", "expect", "intend", "estimate", "project", "may", "will", "should", "would", "could", "can", the negatives thereof, variations thereon and similar expressions, or by discussions of strategy constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and enrollment of future clinical trials, expectations of expanding ongoing clinical trials, availability and timing of data from ongoing clinical trials, expectations for the timing and steps required in the regulatory review process, expectations for regulatory approvals, the impact of competitive products, our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of the Company's product candidates, business or economic disruptions due to catastrophes or other events, including natural disasters or public health crises such as the novel coronavirus (referred to as COVID-19), and other risks described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

Contacts:

Anna Krassowska, Ph.D., Vice President, Investor Relations & Corporate Communications
Jim Karrels, Senior Vice President, CFO
1-301-251-5172, info@macrogenics.com